UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

April 17, 2018

(Exact name of registrant as specified in its charter)

New Jersey	I-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey  08933

(Address of Principal Executive Offices)
 (Zip Code)

Registrant's telephone number, including area code:
732-524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
               CFR 240.14d-2(b))

o             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
               CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02             Results of Operations and Financial Condition

On April 17, 2018, Johnson & Johnson issued the attached press release announcing its sales and earnings for the first quarter ended April 1, 2018.

Item 2.05    Costs Associated with Exit or Disposal Activities

On April 11, 2018, Johnson & Johnson approved plans to implement a series of actions across its Global Supply Chain that are intended to focus resources and increase investments in the critical capabilities, technologies and solutions necessary to manufacture and supply its product portfolio, enhance agility and drive growth.   The Company expects the Global Supply Chain actions will include expanding the use of strategic collaborations and bolstering initiatives to reduce complexity, improve cost-competitiveness, enhance capabilities and optimize the Supply Chain network.  Discussions regarding specific future actions are ongoing and are subject to all relevant consultation requirements before they are finalized.

In total, the Company expects these actions to generate approximately $0.6 billion to $0.8 billion in annual pre-tax cost savings that will be substantially delivered by 2022. The Company expects to record pre-tax restructuring charges of approximately $1.9 billion to $2.3 billion, over the 4 to 5 year period of this activity, which will be treated as a special item, and adjusted from GAAP earnings. The Company estimates that approximately 70% of the cumulative pre-tax costs will result in cash outlays.  The costs are associated with network optimizations, exit costs and accelerated depreciation and amortization.

Item 9.01            Financial Statements and Exhibits

(d)     Exhibits.

Exhibit No.	Description of Exhibit
99.15	Press Release dated April 17, 2018 for the period ended April 1, 2018.
99.2O	Unaudited Comparative Supplementary Sales Data and Condensed Consolidated Statement of Earnings for the first quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)
Date: April 17, 2018	By:	/s/ Ronald A. Kapusta
Ronald A. Kapusta Controller (Principal Accounting Officer)